Exhibit 99.1
HFF, Inc. reports second quarter 2008 financial and transaction production results

August 4, 2008

Contacts:
JOHN H. PELUSI JR.	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(412) 281-8714	(412) 281-8714	(713) 852-3500
jpelusi@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com
HFF, Inc. reports second quarter 2008 financial and transaction production results
PITTSBURGH, PA — HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the second quarter 2008. HFF, Inc. (the Company), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities), is a leading provider of commercial real estate and capital markets services to the U.S. commercial real estate industry based on transaction volume and is one of the largest full-service commercial real estate financial intermediaries in the country.
Consolidated Earnings
Second Quarter Highlights
     In the face of the continuing difficult and challenging credit and liquidity conditions in the global capital markets, especially in the U.S. capital markets, as well as a weakening economy, the Company generated second quarter total revenue of $43.6 million compared to $79.8 million in the second quarter of 2007, a decrease of $36.2 million, or 45.4%. The Company reported operating income of $3.4 million for the second quarter of 2008 compared to operating income of $19.4 million in the comparable period of 2007, a decrease of approximately $16.0 million, or 82.3%. This decrease in operating income is attributable to the decrease in production volumes and related revenue from the prior year’s quarter in several of the Company’s capital markets services platforms. Offsetting this decrease in revenue of approximately $36.2 million is a reduction in total operating expenses of approximately $20.2 million in the second quarter 2008 compared to the same period of the prior year. This reduction in operating expenses is a result of a decrease in cost of services of approximately $17.3 million, which is primarily due to the decrease in commissions and other incentive compensation directly related to the lower capital markets services revenues, and a decrease

HFF, Inc. reports second quarter 2008 financial and transaction production results in operating, administrative and other expenses (including depreciation and amortization) of $2.9 million, which is primarily related to a reduction in other performance based accruals and depreciation and amortization.
     Income tax expense for the second quarter 2008 was approximately $0.4 million, compared to $3.8 million of income tax expense for the second quarter 2007. This decrease is primarily attributable to the decrease in operating income as discussed above.
     The Company reported net income for the second quarter 2008 of approximately $1.1 million (after an adjustment to the three months results of $2.9 million to reflect the impact of the minority ownership interest of HFF Holdings, LLC (Holdings) in the Operating Partnerships) compared with net income of $5.1 million (after an adjustment to the three months results of $11.5 million to reflect the impact of the minority ownership interest of Holdings in the Operating Partnerships) for the same period in 2007. Earnings per diluted share were $0.06 in the second quarter of 2008 compared to $0.31 in the second quarter of 2007.
     EBITDA for the second quarter 2008 was approximately $5.1 million, a decrease of $16.2 million or 76.1% compared to the same period last year. This decrease is primarily attributable to the decrease in our operating income as discussed above.
Six Month Results
     The Company reported revenues of $75.8 million for the six months ended June 30, 2008, a decrease of $59.6 million, or 44.0%, compared to the same period last year. Operating income was $1.9 million compared to $27.1 million for the six months ended June 30, 2007, representing a decrease of $25.2 million, or 93.0%. This decrease in operating income is attributable to the decrease in production volumes and related revenue from the prior year in several of the Company’s capital markets services platforms. Offsetting this decrease in revenue of approximately $59.6 million is a reduction in total operating expenses of approximately $34.4 million during the first six months of 2008 compared to the same period of the prior year. This reduction in operating expenses is a result of a decrease in cost of services of approximately $28.3 million, which is primarily due to the decrease in commissions and other incentive compensation directly related to the lower capital markets services revenues, and a decrease in operating, administrative and other expenses (including depreciation and amortization) of $6.0 million, which is primarily related to a reduction

HFF, Inc. reports second quarter 2008 financial and transaction production results in other performance based accruals and depreciation and amortization. The Company reported net income of $0.1 million (after an adjustment to the six months results of $2.8 million to reflect the impact of the minority ownership interest of Holdings in the Operating Partnerships) for the six month period ended June 30, 2008, compared with net income of $6.4 million (after adjustments to the results for the six month period ended June 30, 2007 of $15.4 million to reflect the impact of the minority ownership interest of Holdings in the Operating Partnerships following the Company’s offering on January 30, 2007 and $1.9 million to reflect the net income earned prior to the IPO and reorganization) for the same period last year. Net income attributable to Class A common stockholders for the six month period ended June 30, 2008 was $0.1 million, or $0.01 per diluted share.
     EBITDA was $5.3 million for the six months ended June 30, 2008, a decrease of $25.6 million or 82.9% compared to the same period in the prior year.
     The financial results presented in this earnings press release reflect the consolidated financial position and results of operations of Holliday GP Corp., HFF, Inc.’s wholly-owned subsidiary and sole general partner of each of the Operating Partnerships (Holliday GP), HFF Partnership Holdings LLC, the Operating Partnerships, and HFF, Inc. for all periods presented. The minority interest relates to the ownership interests of Holdings in the Operating Partnerships following the initial public offering. For a discussion of the adjustments relating to the reorganization transactions and the initial public offering, see Note (1) to the financial statements included in this earnings press release. For more information regarding the transactions associated with the initial public offering, please refer to the Company’s prospectus filed with the Securities and Exchange Commission on January 31, 2007.

HFF, Inc. reports second quarter 2008 financial and transaction production results

HFF, Inc.
Consolidated Operating Results (1)
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007

Revenue	$43,589	$79,786	$75,769	$135,331

Operating expenses:

Cost of services	27,041	44,355	49,351	77,688
Operating, administrative and other	12,380	15,174	23,054	28,652
Depreciation and amortization	742	878	1,476	1,898

Total expenses	40,163	60,407	73,881	108,238

Operating income	3,426	19,379	1,888	27,093

Interest and other income, net	920	994	1,926	1,916
Interest expense	(5)	(6)	(11)	(400)

Income before income taxes and minority interest	4,341	20,367	3,803	28,609

Income tax expense	361	3,796	884	4,892

Income before minority interest	3,980	16,571	2,919	23,717

Minority interest (2)	2,912	11,513	2,814	15,421

Net income	$1,068	$5,058	$105	$8,296

Less net income earned prior to IPO and reorganization	—	—	—	(1,893)

Net income available to stockholders	$1,068	$5,058	$105	$6,403

Earnings per share — basic	$0.06	$0.31	$0.01	$0.48
Earnings per share — diluted	$0.06	$0.31	$0.01	$0.48

EBITDA	$5,088	$21,251	$5,290	$30,907

Production Volume and Loan Servicing Summary
     The reported volume data presented below is provided for informational purposes only, is unaudited and is estimated based on the Company’s internal database.
Second Quarter Production Volume Highlights
     The second quarter of 2008 was again impacted by the continuing and further deterioration in credit, liquidity and investor confidence in the global capital markets including those related to the U.S. commercial real estate sector. As has been the case in past quarters, these conditions have caused a number of capital sources to cease or significantly curtail their lending in several of their lending platforms, especially in the U.S. commercial real estate capital markets, which has had a significant adverse impact on the Company’s production volume for the second quarter 2008. Production volume for the second quarter totaled

HFF, Inc. reports second quarter 2008 financial and transaction production results approximately $7.5 billion on 192 transactions, compared to second quarter 2007 production volume of approximately $14.3 billion on 344 transactions, which is a 47.5% decrease in production volume and a 44.2% decrease in the number of transactions.
•	Debt Placement production volume was approximately $4.6 billion in the second quarter of 2008, representing a 42.4% decrease from second quarter 2007 volume of approximately $8.0 billion.

•	Investment Sales production volume was approximately $2.1 billion in the second quarter of 2008, representing a 61.7% decrease from second quarter 2007 volume of approximately $5.6 billion.

•	Structured Finance production volume was approximately $178.0 million in the second quarter of 2008, representing a 59.4% decrease from the second quarter 2007 volume of approximately $438.2 million.

•	Note Sales and Note Sale Advisory Services production volume was approximately $547.4 million for the second quarter 2008, representing an increase of 149.2% from second quarter 2007 volume of more than $219.7 million.

•	The amount of active private equity discretionary fund transactions at the end of the second quarter 2008 on which HFF Securities has been engaged and may recognize additional future revenue is approximately $2.0 billion compared to approximately $1.9 billion at the end of second quarter of 2007, representing an 8.3% increase.

•	The principal balance of HFF’s Loan Servicing portfolio increased 14.3% to approximately $23.7 billion at the end of the second quarter 2008 from approximately $20.8 billion at the end of the second quarter 2007.

HFF, Inc. reports second quarter 2008 financial and transaction production results

Unaudited Production Volume by Platform

	(dollars in thousands)
	For the Three Months Ended June 30,
	2008		2007
By Platform	Production Volume	# of Transactions	Production Volume	# of Transactions

Debt Placement	$4,625,740	135	$8,029,316	258
Investment Sales	2,147,884	38	5,601,248	55
Structured Finance	178,033	13	438,150	25
Note Sales & Note Sale Advisory	547,440	6	219,709	6

Total Transaction Volume	$7,499,097	192	$14,288,423	344

Average Transaction Size	$39,058		$41,536

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$2,020,500		$1,865,500
Loan Servicing Portfolio Balance	$23,745,505	2,040	$20,778,685	1,885
Six Month Production Volume
     Production volumes for the six months ended June 30, 2008 totaled more than $11.5 billion on 358 transactions, representing a 52.8% decrease in production volume and a 47.4% decrease in the number of transactions when compared to the production volumes of approximately $24.4 billion on 680 transactions for the comparable period in 2007. The average transaction size for the six months ended June 30, 2008 was $32.2 million, representing a 10.3% decrease from the comparable figure of $35.9 million in the first six months of 2007.

	(dollars in thousands)
	For the Six Months Ended June 30,
	2008		2007
	Production Volume	# of Transactions	Production Volume	# of Transactions
By Platform

Debt Placement	$6,961,329	259	$13,373,480	520
Investment Sales	3,611,114	69	9,888,586	102
Structured Finance	388,315	23	814,558	51
Note Sales & Note Sale Advisory	566,723	7	336,920	7

Total Transaction Volume	$11,527,481	358	$24,413,544	680

Average Transaction Size	$32,200		$35,902

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$2,020,500		$1,865,500
Loan Servicing Portfolio Balance	$23,745,505	2,040	$20,778,685	1,885

HFF, Inc. reports second quarter 2008 financial and transaction production results

Business Expansion Highlights
     Pursuant to its strategic growth initiatives, HFF continued to expand during second quarter 2008, with the addition of 6 transaction professionals and 4 production support personnel, bringing total employment to 491, which is a 9.1% net increase from the second quarter 2007 employment level of 450.
     “Our second quarter and year-to-date results were clearly impacted by the continuing adverse conditions in the global and domestic capital markets, which have seen a continuing and unprecedented level of write-offs and loan loss reserves by both domestic and international financial institutions, as well as a continued weakening of the U.S. economy at the consumer level, which is now starting to impact other parts of the economy,” said John H. Pelusi, Jr., HFF, Inc.’s chief executive officer. “As we have said throughout this period of uncertainty and volatility, we will continue to manage and grow through these unsettled market conditions. We remain focused on our strategic business expansion plan to position the Company for the future by taking advantage of our strong balance sheet, our solid cash and liquidity position, and our fully-integrated capital markets services platform by adding high-quality production personnel through both organic advancements and external recruitment.”
     “We would like to express our appreciation to our clients who continued to show their confidence in our ability to perform value-added services for their commercial real estate and capital markets needs, as evidenced by the nearly $12 billion in consummated transaction volume during the first six months in these very demanding and challenging times. We would like to also thank each of our associates who have consistently demonstrated their ability to quickly adapt to this challenging environment by sharing their collective knowledge from each transaction with their fellow associates to provide superior value-added services to our clients,” added Mr. Pelusi.
Non-GAAP Financial Measures
     This earnings press release contains a Non-GAAP measure, EBITDA, which as calculated by the Company, is not necessarily comparable to similarly titled measures reported by other companies. Additionally, EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of EBITDA and a reconciliation of EBITDA with Net Income, see the section of this press release titled “EBITDA Reconciliation.”

HFF, Inc. reports second quarter 2008 financial and transaction production results

Earnings Conference Call
     The Company’s management will hold a conference call to discuss second quarter 2008 financial results on Tuesday, August 5th, at 8:30 a.m. Eastern Time. To listen, participants should dial 866-202-3109 in the U.S and 617-213-8844 for international callers approximately 10 minutes prior to the start of the call and enter participant code 61728489. A replay will become available after 10:30 a.m. Eastern Time on August 5th and will continue through September 5, 2008, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 96009024.
     The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on Tuesday, August 5th, beginning at 8:30 a.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

HFF, Inc. reports second quarter 2008 financial and transaction production results

About HFF, Inc.
     Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 18 offices nationwide and is one of the leading providers of commercial real estate and capital markets services, by transaction volume, to the U.S. commercial real estate industry. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, structured finance, private equity, investment banking and advisory services, note sales and note sale advisory services and commercial loan servicing.
Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the current conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture and other risks associated with our transformation to a public company; (4) competitive pressures; (5) risks related to our organizational structure; and (6) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.
Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF, Inc. reports second quarter 2008 financial and transaction production results

HFF, Inc.
Consolidated Balance Sheets (1)
(dollars in thousands)
(Unaudited)

	June 30,	December 31,
	2008	2007
ASSETS
Cash, cash equivalents and restricted cash	$31,016	$44,109
Investments	9,920	—
Accounts receivable, receivable from affiliate and prepaids	12,347	6,742
Mortgage notes receivable	101,015	41,000
Property, plant and equipment, net	5,997	6,789
Deferred tax asset, net	123,900	131,752
Intangible assets, net	10,139	9,481
Other noncurrent assets	518	603

	$294,852	$240,476

LIABILITIES AND STOCKHOLDERS EQUITY
Warehouse line of credit	$101,015	$41,000
Accrued compensation, accounts payable and other current liabilities	12,585	17,379
Long-term debt (includes current portion)	194	189
Deferred rent credit and other liabilities	4,233	4,674
Payable to minority interest holder under tax receivable agreement	113,826	117,406

Total liabilities	231,853	180,648
Minority interest	24,542	21,784
Class A Common Stock, par value $0.01 per share, 175,000,000 shares	164	164
authorized, 16,446,480 and 16,445,000 shares outstanding, respectively
Class B Common Stock, par value $0.01 per share, 1 share	—	—
authorized, 1 share issued and outstanding
Additional paid in capital	25,666	25,353
Accumulated other comprehensive income, net of taxes	(5)	—
Retained earnings	12,632	12,527

Total stockholders equity	38,457	38,044

	$294,852	$240,476

Notes
(1) The Company’s consolidated operating results and balance sheets for all periods presented herein give effect to the reorganization transactions made in connection with its initial public offering. In connection with the initial public offering consummated on January 30, 2007, the purchase of shares of Holliday GP and partnership units in each of the Operating Partnerships are treated as a reorganization of entities under common control for financial reporting purposes. Accordingly, the net assets of Holdings purchased by the Company are reported in the consolidated financial statements of HFF, Inc. at Holdings’ historical cost. For more information regarding the transactions associated with the initial public offering, please refer to the Company’s prospectus filed with the Securities and Exchange Commission on January 31, 2007.

HFF, Inc. reports second quarter 2008 financial and transaction production results

(2) The minority interest adjustment on the consolidated financials statements of HFF, Inc. relates to the ownership interest of Holdings in the Operating Partnerships as a result of the initial public offering. As the sole stockholder of Holliday GP (the sole general partner of the Operating Partnerships), the Company operates and controls all of the business and affairs of the Operating Partnerships. The Company consolidates the financial results of the Operating Partnerships and the ownership interest of Holdings in the Operating Partnerships is reflected as a minority interest in HFF, Inc’s consolidated financial statements. The minority interest presented in the Company’s Consolidated Operating Results is calculated based on the income from the Operating Partnerships. In connection with the reorganization transactions, the initial public offering on January 30, 2007, and the underwriters’ exercise of their option to purchase an additional 2,145,000 shares of Class A common stock on February 22, 2007, the first quarter 2007 is segregated into three distinct periods representing different ownership interests in the Operating Partnerships by HFF, Inc. and Holdings during each of these three periods.
The table below sets forth the minority interest reported on the Company’s Consolidated Operating Results for the three and six months ended June 30, 2008 and June 30, 2007:
Minority Interest Calculation
(dollars in thousands)

	Period	Period	Period	Three	Three	Six	Three	Three	Six
	1/1/07	1/31/07	2/22/07	months	months	months	months	months	months
	through	Through	through	ended	ended	ended	ended	Ended	ended
	1/30/07	2/21/07	3/31/07	3/31/07	6/30/07	6/30/07	3/31/08	6/30/08	6/30/08

Net income (loss) from operating partnerships	$1,922	$1,683	$5,206	$8,811	$20,814	$29,625	$(177)	$5,265	$5,088

Minority interest ownership percentage		61.14%	55.31%		55.31%		55.31%	55.31%	55.31%

Minority interest		$1,029	$2,879	$3,908	$11,513	$15,421	$(98)	$2,912	$2,814

EBITDA Reconciliation
     The Company defines EBITDA as net income before interest expense, income taxes, depreciation and amortization and income reported to the minority interest holder. The Company uses EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use

HFF, Inc. reports second quarter 2008 financial and transaction production results

EBITDA as a supplemental measure to evaluate its overall operating performance. However, EBITDA has material limitations as an analytical tool and you should not consider this in isolation, or as a substitute for analysis of our results as reported under GAAP. The Company finds it as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes. The items that the Company has eliminated from net income in determining EBITDA are interest expense, income taxes, depreciation of fixed assets and amortization of intangible assets, and minority interest. Note that the Company classifies the interest on the warehouse line of credit as an operating expense and, accordingly, it is not eliminated from net income in determining EBITDA. In addition, note that the Company includes in net income the income upon the initial recognition of mortgage servicing rights and, accordingly, it is included in net income in determining EBITDA. However, some of these eliminated items are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs. Any measure that eliminates components of the Company’s capital structure and costs associated with carrying significant amounts of fixed assets on its balance sheet has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on EBITDA as a performance measure and also considers its GAAP results. EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.
     Set forth below is an unaudited reconciliation of consolidated net income to EBITDA for HFF, Inc. for the three months and six months ending June 30, 2008 and 2007:

HFF, Inc. reports second quarter 2008 financial and transaction production results

EBITDA for the Company is calculated as follows:
(dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net income	$1,068	$5,058	$105	$8,296
Add:
Interest expense	5	6	11	400
Income tax expense	361	3,796	884	4,892
Depreciation and amortization	742	878	1,476	1,898
Minority interest	2,912	11,513	2,814	15,421

EBITDA	$5,088	$21,251	$5,290	$30,907

###